Exhibit 10.4

AMENDMENT NO. 1 TO THE

PURCHASE AND SALE AGREEMENT

This is AMENDMENT NO. 1 (“Amendment No. 1”) to the Purchase and Sale Agreement (the “Agreement”), which was entered into effective the 23rd day of June 2004, by and between Shell Pipeline Company LP, a Delaware limited partnership and Equilon Enterprises LLC dba Shell Oil Products US, a Delaware limited liability company (collectively “Seller”), and Magellan Midstream Partners, L.P., a Delaware limited partnership (“Buyer”). Capitalized terms used in this Amendment No. 1 and not defined in Amendment No. 1 are as defined in the Agreement.

For and in consideration of the mutual covenants, obligations and benefits made and contained herein, the Parties agree as follows:

1.	Exhibits “B”, “C”, “D”, “E”, “F’, “L”, and “M” shall be amended as attached hereto.

2.	With regard to Section 1B(2), before the close of business on Tuesday, September 28, 2004, the parties will estimate both the volumes and price of the inventory as of the Closing Date, which such estimated price will be the price paid at Closing, and there shall be a true-up of the inventory price within thirty (30) days after the Closing at which time Seller shall provide to Buyer an updated calculation showing the corrected 30-day Platt’s USGC Pipeline spot average price for the month preceding Closing plus the fees and expenses incurred by Seller to transport the inventory to its location at Closing. If the Seller owes money to the Buyer, such funds shall accompany the updated calculation; if Buyer owes money to the Seller, it shall pay such funds within 30 days after receipt of the updated calculation.

3.	Article 2, Purchase Price shall be amended as follows:

a.	“The price to be paid by Buyer to Seller for the Property shall be four hundred eighty-nine million, six hundred ninety-four thousand dollars ($489,694,000.00).”

4.	In the introductory section of Article 3, “November 1, 2004” shall be substituted for “October 1, 2004” and “12:01 a.m.” shall be substituted for “7:01 a.m.”.

5.	The first sentence of Section 4B shall be amended to read as follows:

a.	“Buyer and Seller shall agree to an estimate of the allocation of the Purchase Price within sixty (60) days after Closing and agree to the final allocation of the Purchase Price within one hundred twenty days (120) after Closing among the Property in substantially the same form attached hereto as Exhibit “Q” which will represent a reasonable determination in good faith of the fair market value of the Property.”

6.	Article 9 shall be amended by adding a section C as follows:

a.	“Seller shall attempt to cancel the lease of the Midland office space, which is document HUW-01728 in the data room and which provides for a lease term ending October 31, 2005, by paying a settlement amount to the lessor which is agreeable to Seller, Buyer and the lessor. If such a settlement is reached, Buyer shall reimburse Seller for the settlement amount within thirty (30) days of receipt of Seller’s invoice for the amount paid to the lessor. Should the Midland lessor refuse to accept cancellation of the lease, Seller will be obligated to pay (i) the monthly lease payments ($3100/month), (ii) all property taxes, (iii) all interior and exterior building maintenance and landscaping maintenance and (iv) insurance as required under the current terms of such lease. Seller will invoice Buyer monthly for the previous months’ payment until the lease term expires on October 31, 2005. Buyer shall have no further obligation with regard to the Midland office lease after its final reimbursement payment for the month of October 31, 2005 is made to Seller.”

7.	Article 10 shall be amended by adding a section E as follows:

a. “Buyer agrees to make the payments to Seller referred to in Section 9C.”

8.	In Section 13A(3), the phrase “due to any legal or contractual requirements related to the Property” is changed, in both places where it appears, to read “due to any contractual requirement existing at the Effective Time or any legal requirement related to the Property”.

9.	Section 13E shall be deleted in its entirety and the following shall be substituted.

“E.	TRANSFER OF INDEMNITIES.

(1) NO TRANSFER OF INDEMNITIES. SELLER’S INDEMNITIES CONTAINED IN THIS AGREEMENT ARE PERSONAL TO BUYER AND MAY NOT BE ASSIGNED TO ANOTHER PERSON, BUT SHALL APPLY TO THE AFFILIATES OF BUYER TO WHOM BUYER HAS INSTRUCTED SELLER TO TRANSFER THE VARIOUS PORTIONS OF THE PROPERTY AT CLOSING OR TO ANY OTHER AFFILIATES OF BUYER TO WHOM BUYER OR ITS AFFILATE TRANSFERS ANY PORTION OF THE PROPERTY SO LONG AS THAT AFFILIATE ABIDES BY ALL OF THE REQUIREMENTS OF THIS AGREEMENT NECESSARY FOR BUYER TO OBTAIN INDEMNITY FROM SELLER. THE TOTAL INDEMNITIES OWED TO BUYER AND ANY OF ITS AFFILIATES UNDER THIS AGREEMENT ARE AS STATED IN SECTIONS 13A(4) AND 13C. EXCEPT AS SET FORTH IN SECTION 13E.(2), SHOULD BUYER OR ANY OF ITS AFFILIATES SELL OR TRANSFER ALL OR ANY PORTION OF THE PROPERTY PURCHASED UNDER THIS AGREEMENT TO A THIRD PERSON, OR IF BUYER SHALL SELL OR TRANSFER AN AFFILIATE WHO HAS TITLE TO ANY OR ALL OF THE PROPERTY PURCHASED UNDER THIS AGREEMENT TO A THIRD PERSON, SELLER’S INDEMNITY RELATING TO THAT PORTION OF THE PROPERTY SO SOLD OR TRANSFERRED WILL BE IMMEDIATELY EXTINGUISHED.”

(2) OKLAHOMA CITY. WITH REGARD TO THE OKLAHOMA CITY TERMINAL, WHEN BUYER SELLS THE OKLAHOMA CITY TERMINAL AS REQUIRED BY THE FEDERAL TRADE COMMISSION, THE INDEMNITY OF SELLER TO BUYER WILL REMAIN IN EFFECT AND NOT BE EXTINGUISHED WITH REGARD TO THE OKLAHOMA CITY TERMINAL SO LONG AS ANY PURCHASER OF THE OKLAHOMA CITY TERMINAL ABIDES BY THE REQUIREMENTS OF SECTION 13A.(3) OF THIS AGREEMENT NECESSARY FOR BUYER TO OBTAIN INDEMNITY FROM SELLER.

10.	Section 13A(1) shall be amended by adding a subsection (e) as follows:

a.	“Notwithstanding any other provision of this Agreement, as between Seller and Buyer, Seller shall retain responsibility for Environmental Conditions at the Aurora Terminal that are the subject of Ongoing Remedial Work as of the Effective Date until the later of five (5) years from the Effective Date or such time as it satisfies one of the criteria set forth in Section 13A.(1)(b). Additionally, for the avoidance of doubt, for a period of five (5) years from the Effective Date, the following provisions of this Agreement shall not apply with respect to Ongoing Remedial Work at the Aurora Terminal: (i) Section 13A(1)(d), and (ii) Section 14A(2). After that time, these provisions shall again apply to Ongoing Remedial Work at the Aurora Terminal. In addition, as between Seller and Buyer, Seller’s receipt of any of the communications from a Governmental Authority referred to in Section 13A(1)(b) shall not terminate Seller’s responsibility for Environmental Conditions at the Aurora Terminal for five (5) years from the Effective Date.”

11.	In the first line of Article 32, “12:01 a.m.” shall be substituted for “7:01 a.m.”.

12.	In the fourth line of Article 36, “one (1) year” shall be substituted for “ninety (90) days”.

13.	In the definition of “Effective Time”, “12:0 1 a.m.” shall be substituted for “7:0 1 a.m.”.

14.	Except as specifically amended by this Amendment No. 1, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 28, 2004.

EQUILON ENTERPRISES LLC
dba SHELL OIL PRODUCTS US

By:	/s/ Kenneth M. Fisher
Name:	Kenneth M. Fisher
Title:	Chief Financial Officer

SHELL PIPELINE COMPANY LP
BY ITS GENERAL PARTNER
SHELL PIPELINE GP LLC

By:	/s/ J.H. Hollowell
Name:	J.H. Hollowell
Title:	President

MAGELLAN MIDSTREAM PARTNERS, L.P.
BY ITS GENERAL PARTNER
MAGELLAN GP, LLC

By:	/s/ Michael N. Mears
Name:	Michael N. Mears
Title:	Vice President